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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934

                     Date of Report (Date of earliest event
                                   reported):
                               September 14, 1999


                            INTERWEST BANCORP, INC.


             (Exact name of registrant as specified in its charter)


                                   WASHINGTON
                 (State or other jurisdiction of incorporation)


               0-26632                                 91-1691216
        -----------------------             -------------------------------
        (Commission File Number)            IRS Employer Identification No.


                              275 S.E. Pioneer Way
                              Oak Harbor, WA 98227
              (Address of principal executive offices) (zip code)


       Registrant's telephone number, including area code: (360) 679-4181



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ITEM 5 - OTHER EVENTS

         On September 14, 1999, InterWest Bancorp, Inc., Oak Harbor, Washington ("InterWest") entered into a definitive agreement (the
"Agreement") with Liberty Bay Financial Corporation ("Liberty"). Under the terms of the Agreement, Liberty will merge with InterWest and North Sound Bank, Liberty's bank subsidiary, will become a separate banking subsidiary of InterWest.

         The Agreement generally provides that each share of Liberty's common stock will be exchanged for 11 shares of InterWest common stock, as may be adjusted under the terms of the Agreement, depending on the price of InterWest common stock for a period prior to closing. The aggregate value of the consideration is approximately $49.9 million, not including the value of outstanding options.

         In connection with the acquisition, InterWest and Liberty entered into a Stock Option Agreement dated September 14, 1999 ("Option Agreement") whereby Liberty granted InterWest an option to purchase 19.9% of Liberty's common stock at a price of $175.00 per share. The Option Agreement is exercisable upon the occurrence of certain transactions, all of which generally involve significant sales of Liberty's assets and/or voting control to third parties.

         Consummation of the acquisition is subject to several conditions, including receipt of applicable regulatory approvals and approval by shareholders of Liberty. For information regarding the terms of the proposed transaction, reference is made to the Agreement, Option Agreement and the press release dated September 14, 1999, which are attached hereto as Exhibits 2.1, 10 and 99, respectively, and incorporated herein by reference.

ITEM 7 - FINANCIAL STATEMENTS AND EXHIBITS

         (a)      Financial statements - not applicable.

         (b)      Pro forma financial information - not applicable.

         (c)      Exhibits:

                  2     Agreement and Plan of Merger dated as of September 14,
                        1999

                  10    Stock Option Agreement dated September 14, 1999

                  99    Press Release issued by InterWest, dated September 14,
                        1999




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                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

         Dated: September 16, 1999


                                            INTERWEST BANCORP, INC.



                                            By       /s/ H. Glenn Mouw
                                               ------------------------------
                                                     H. Glenn Mouw
                                                     Executive Vice President






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